Exhibit 99.1
Commercial Metals Company Announces Upcoming Organizational Realignment
     Irving, TX — November 9, 2009 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today an upcoming realignment in its segment reporting structure within its major operational units, the CMC Americas Division and the CMC International Division. Effective December 1, 2009, the CMC Americas Division will operate utilizing three segments: Americas Recycling, Americas Mills and Americas Fabrication. The two segments within the CMC International Division will be known as International Mills (comprised of all mills, recycling and fabrication operations located outside of the U.S.) and International Marketing & Distribution, which will include all marketing and distribution operations located outside the Americas as well as CMC Cometals, located in Fort Lee, New Jersey, U.S.A.
     Commercial Metals Company’s two U.S.-based trading and distribution divisions, CMC Dallas Trading, located in Irving, Texas, U.S.A., and CMC Cometals will merge to form the U.S.-based portion of a re-established International Marketing & Distribution segment. The Impact Metals business will remain within the renamed Americas Fabrication segment. The Singapore-based business units, as well as CMC Coil Steels, located in Australia, will be a part of the International Marketing & Distribution segment.
     In announcing the realignment, CMC Chairman, President and CEO Murray R. McClean said, “The new structure, based on a global focus with a regional approach, couples the strengths of our integrated operations with the global coverage of our marketing network and enables us to leverage growth opportunities whenever and wherever presented. This structure will also better enable CMC to respond to market conditions and to take advantage of the global reach that a unified Marketing & Distribution structure affords us.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     This news release contains forward-looking statements regarding the upcoming realignment. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-03